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This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made solely by the Offer to Purchase dated November 5, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Orion Capital Corporation, if at all, only by Donaldson, Lufkin & Jenrette Securities Corporation ("Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    NOTICE OF OFFER TO PURCHASE FOR CASH ALL
                       OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)

                                       OF

                          GUARANTY NATIONAL CORPORATION

                                       AT

                              $36.00 NET PER SHARE

                                       BY

                            ORION CAPITAL CORPORATION



         Orion Capital Corporation, a Delaware corporation ("Orion"), is offering to purchase all outstanding shares of the common stock, par value $1.00 per share (the "Shares"), including any stock purchase rights associated therewith pursuant to the Rights Agreement dated November 20, 1991, of Guaranty National Corporation, a Colorado corporation (the "Company"), at a price per Share, of $36.00 net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     THE OFFER, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON DECEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


         THE OFFER IS CONDITIONED ON A MINIMUM OF AT LEAST 50.01% OF THOSE SHARES NOT OWNED BY ORION OR ONE OF ITS SUBSIDIARIES BEING TENDERED (THE "MINIMUM SHARE CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 31, 1997 (the "Merger Agreement"), by and between Orion and the Company. The Merger Agreement provides that, among other things, Orion will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Colorado Business Corporation Act ("CBCA"), a wholly owned subsidiary of Orion will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Orion. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by (i) Orion or by any wholly owned subsidiary of Orion or in the treasury of the Company or by any wholly-owned subsidiary of the Company or
     (ii) stockholders, if any, who are entitled to and who properly exercise dissenters' rights, if available, in accordance with Sections 7-113-101 to 7-113-307 of the CBCA) will be converted into the right to receive cash without interest in an amount equal to the price per Share of $36.00 net in cash paid in the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE STOCKHOLDERS OF THE COMPANY.

         The Offer is subject to certain conditions set forth in the Offer to Purchase, including satisfaction of the Minimum Share Condition. Subject to the terms of the Merger Agreement, if any such condition is not satisfied Orion may terminate the Offer and return all tendered Shares to tendering stockholders; extend the Offer and subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended; or delay acceptance for payment of or payment for the Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer and subject to the right of Orion to extend the Offer as set forth in the Offer to Purchase. Orion may unilaterally waive any of the conditions (except the Minimum Share Condition) to the Offer in whole or in part at any time in its sole discretion.

         Orion, together with its subsidiaries, beneficially owns approximately 80.5% of the outstanding Shares. As described in the Offer to Purchase, Orion's purpose in acquiring the Shares is to make the Company a wholly-owned subsidiary of Orion.

         For the purposes of the Offer, Orion will be deemed to have accepted for payment (and thereby purchased) validly tendered and not properly withdrawn Shares when, as and if Orion gives oral or written notice to the Depositary, State Street Bank and Trust Company, of Orion's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Orion and transmitting such payment to tendering stockholders. Under no circumstances will interest on the Offer price be paid by Orion by reason of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described in the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         Orion expressly reserves the right, in its sole discretion, for any reason, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer (which may be released to the Dow Jones News Service). During any such extension, all Shares previously tendered and not exchanged or withdrawn will remain subject to the Offer.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Thursday, December 4, 1997, or the latest time and date at which the Offer, if extended by Orion, shall expire and, unless theretofore accepted for payment as provided in the Offer, may also be withdrawn after January 3, 1998. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person having tendered such Shares. If certificates for Shares have been delivered to the Depositary, then, prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity including time of receipt of notices and withdrawal will be determined by Orion, in its sole discretion, which determination will be final and binding.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 and by paragraph (e)(1) of Rule 13e-3 (which Rule governs so-called "going private" transactions) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The Company has provided Orion with the Company's stockholder list and security position listings for the purpose of disseminating Orion's Offer to holders of Shares.

         The Offer to Purchase and Letter of Transmittal will be mailed to holders of record of Shares and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below, and copies will be furnished promptly at Orion's expense. Orion will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:
                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                          (212) 269-5550 (Call Collect)
                           (800) 628-8536 (TOLL FREE)


                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                 277 Park Avenue
                            New York, New York 10172
                     Telephone (212) 892-7700 (Call Collect)